Exhibit 3.40

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

HARRAH’S ATLANTIC CITY OPERATING COMPANY, LLC

a New Jersey limited liability company

Dated as of May 20, 2014

AMENDED AND RESTATED

OPERATING AGREEMENT

OF

HARRAH’S ATLANTIC CITY OPERATING COMPANY, LLC

This AMENDED AND RESTATED OPERATING AGREEMENT (this “Agreement”) of Harrah’s Atlantic City Operating Company, LLC, a New Jersey limited liability company (the “Company”) is made by Harrah’s Atlantic City Holding, Inc., a New Jersey corporation (the “Initial Member”) and Caesar Entertainment Resort Properties, LLC, a Delaware limited liability company (the “Member”), effective as of May 20, 2014.

W I T N E S S E T H:

WHEREAS, the Company has been heretofore formed as a limited liability company under the New Jersey Act (as defined below) pursuant to a certificate of formation which was executed and filed with the Secretary of State of the State of New Jersey on September 28, 2007;

WHEREAS, the Initial Member, as the sole member of the Company, entered into the Operating Agreement of the Company, dated as of January 28, 2008 (as amended from time to time, the “Initial Operating Agreement”);

WHEREAS, pursuant to the Agreement of Merger, dated as of May 16, 2014, by and among Caesars Entertainment Corporation, a Delaware corporation, Rio Properties Holdco, LLC (“Rio Holdco”), a Delaware limited liability company, Flamingo Las Vegas Holding, LLC (“Flamingo Holdco”), a Nevada limited liability company, Paris Las Vegas Holding, LLC (“Paris Holdco”), a Nevada limited liability company, Harrah’s Laughlin Holdco, LLC (“Laughlin Holdco”), a Delaware limited liability company, Harrah’s Las Vegas Holdco, LLC (“HLV Holdco”), a Delaware limited liability company, the Initial Member and the Member (the “Merger Agreement”): (i) Rio Holdco merged with and into Flamingo Holdco; (ii) Flamingo Holdco merged with and into Paris Holdco; (iii) Paris Holdco merged with and into Laughlin Holdco; (iv) Laughlin Holdco merged with and into HLV Holdco; (v) HLV Holdco merged with and into the Initial Member; and (vi) the Initial Member merged with and into the Member (the “CERP Merger”);

WHEREAS, pursuant to the Merger Agreement and the CERP Merger, the Member has assumed 100% of the member’s interests in the Company, effective as of May 20, 2014;

WHEREAS, pursuant to Section 14 of the Initial Operating Agreement, the Initial Member and the Member desire to amend and restate the Initial Operating Agreement in its entirety as set forth below, to reflect the succession in the member’s interests of the Company; and

WHEREAS, upon the execution of this Agreement, the Member shall be admitted as the new sole member of the Company and the Initial Member shall simultaneously withdraw as the sole member of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and other good and valuable consideration, the sufficiency and receipt of which is acknowledged, the parties hereto, intending to be legally bound, hereby amend and restate the Initial Operating Agreement as follows:

* * *

1. Formation of Limited Liability Company. Harrah’s Atlantic City Operating Company, LLC was formed on September 28, 2007 pursuant to the New Jersey Business Corporation Act, as amended from time to time (the “New Jersey Act”), by the filing of a certificate of formation of the Company with the office of the Secretary of the State of New Jersey. The rights and obligations of the Member and the administration of the Company shall be governed by this Agreement and the New Jersey Act. To the extent this Agreement is inconsistent in any respect with the New Jersey Act, this Agreement shall control.

2. Member. The member is Caesars Entertainment Resort Properties, LLC and is the sole member of the Company. The principal office address of the Member is One Caesars Palace Drive, Las Vegas, Nevada 89109.

3. Resignation and Withdrawal of the Initial Member. The Initial Member and the Member acknowledge and agree that, effective as of the date hereof and in accordance with the NRS, upon the admission of the Member as the member of the Company, the Initial Member resigned from the Company and withdrew as the Member. The Initial Member ceased to be a Member as of the date hereof, and the Member hereby consents to, agrees to and ratifies such resignation and withdrawal of the Initial Member from the Company.

4. Purpose. The Company may engage in any and all businesses or activities in which a limited liability company may be engaged under applicable law (including, without limitation, the NRS).

5. Name. The name of the Company shall be Harrah’s Atlantic City Operating Company, LLC.

6. Registered Office; Other Places of Business. The registered office of the Company in the State of New Jersey is 830 Bear Tavern Road, Suite 305, Trenton, New Jersey 08628. The Company may have such other offices as the Member may designate from time to time.

7. Resident Agent. The agent for service of process in New Jersey as of the effective date of this Agreement is Corporation Service Company.

8. Term of Company. The Company commenced on the date the certificate of formation of the Company was properly filed with the Secretary of State of the State of New Jersey and shall exist in perpetuity or until its business and affairs are earlier wound up following proper dissolution.

9. Management of Company. All decisions relating to the business, affairs, and properties of the Company shall be made by the Member. The Member may appoint one or more managers and/or officers of the Company using any titles, and may delegate all or some decision-making duties and responsibilities to such persons. Any such managers and/or officers shall serve at the pleasure of the Member. To the extent delegated by the Member, managers and/or officers shall have the authority to act on behalf of, bind, and execute and deliver documents in the name and on behalf of the Company. In addition, unless otherwise determined the Member, any officer(s) so appointed shall have such authority and responsibility as is generally attributable to the holders of such officers in corporations incorporated under the laws of the state of New Jersey. No delegation of authority hereunder shall cause the Member to cease to be a Member.

10. Other Activities. The Member, its agents, representatives and affiliates may engage or invest in, and devote their time to, any other business venture or activity of any nature and description (independently or with others), whether or not such other activity may be deemed or construed to be in competition with the Company. The Company shall not have any right by virtue of this Agreement or the relationship created hereby in or to such other venture or activity (or to the income or proceeds derived therefrom), and the pursuit thereof, even if competitive with the business of the Company, shall not be deemed wrongful or improper.

11. Standards of Conduct. Whenever the Member is required or permitted to make a decision, take or approve an action, or omit to do any of the foregoing, then the Member shall be entitled to consider only such interests and factors, including its own, as it desires, and shall have no duty or obligation to consider any other interests or factors whatsoever. To the extent that the Member has, at law or in equity, duties (including, without limitation, fiduciary duties) to the Company or other person bound by the terms of this Agreement, the Member acting in accordance with the Agreement shall not be liable to the Company or any such other person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties of the Member otherwise existing at law or in equity, replace such other duties to the greatest extent permitted under applicable law.

12. Limited Liability. Except as otherwise required by any non-waivable provision of the Act or other applicable law, the Member shall not be personally liable in any manner whatsoever for any debt, liability, or other obligation of the Company, whether such debt, liability, or other obligation arises in contract, tort, or otherwise.

13. Indemnification. The Company shall indemnify and hold harmless the Member to the full extent permitted by law from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including attorneys’ fees and disbursements), judgments, fines, settlements, and other amounts (collectively, “Costs”) arising from any and all claims, demands, actions, suits, or proceedings (civil, criminal, administrative, or investigative) (collectively, “Actions”) in which the Member may be involved, or threatened to be involved as a party or otherwise, relating to the performance or nonperformance of any act concerning the activities of the Company. In addition, to the extent permitted by law, the Member may cause the Company to indemnify and hold harmless any managers and/or officers from and against any and all Costs arising from any or all Actions arising in connection with the business of the Company or by virtue of such person’s capacity as an agent of the Company. Notwithstanding the foregoing, any and all indemnification obligations of the Company shall be satisfied only from the assets of the Company, and the Member shall have no liability or responsibility therefor.

14. Dissolution and Winding Up. The Company shall dissolve and its business and affairs shall be wound up pursuant to a written instrument executed by the Member. In such event, after satisfying creditors, all remaining assets shall be distributed to the Member.

15. Amendments. This Agreement may be amended or modified from time to time only by a written instrument executed by the Member.

16. Governing Law. The validity and enforceability of this Agreement shall be governed by and construed in accordance with the laws of New Jersey without regard to other principles of conflicts of law.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Initial Member and the Member have duly executed this Agreement effective as of the date first written above.

INITIAL MEMBER

Harrah’s Atlantic City Holding, Inc.

By:	/s/ DONALD COLVIN
Name:	Donald Colvin
Title:	Chief Financial Officer

MEMBER

Caesars Entertainment Resort Properties, LLC

By:	/s/ DONALD COLVIN
Name:	Donald Colvin
Title:	Chief Financial Officer

Signature Page to A&R Operating Agreement (Rio)